Exhibit 99.1

Citrix Appoints Robert Daleo to Board of Directors

Former Vice Chairman and CFO of Thomson Reuters to Join Citrix Board

FORT LAUDERDALE, Fla.--(BUSINESS WIRE)--May 10, 2013--Citrix Systems, Inc. (Nasdaq:CTXS) today announced the appointment of a new director, Robert (Bob) D. Daleo, who served as vice chairman of Thomson Reuters Corporation in 2012 and as executive vice president and chief financial officer from November 1998 to January 2011, to its board of directors, effective immediately.

Daleo began his career with Thomson in 1994 when he joined Thomson Newspapers as senior vice president and chief financial officer. Beginning in 1996, he served as chief operating officer of Thomson Newspapers, and was responsible for a significant portion of its U.S. operations. In 1997, he was appointed senior vice president of Thomson Corporation responsible for finance, operations, business development and strategy. Prior to joining The Thomson Corporation, he held various financial and operations positions with McGraw-Hill and Automatic Data Processing.

“Bob brings enormous experience in the governance and management of complex, global scale enterprises,” said Mark Templeton, president and chief executive officer for Citrix. “We are honored to have a new director of Bob’s capabilities and character serve on the Citrix board.”

Daleo is also a member of the board of directors for Equifax, is chairman of the Fordham University Board of Trustees, and is Chairman of the New Jersey Community Development Corporation.

With the election of Daleo, Citrix’s board of directors now includes: Thomas Bogan, former president and chief operating officer, Rational Software, and partner at Greylock Partners; Nanci Caldwell, former executive vice president and chief marketing officer, PeopleSoft; Murray Demo, former chief financial officer, Adobe and Dolby; Stephen Dow, general partner, Sevin Rosen Funds; Asiff Hirji, former president, TD Ameritrade Holding Company and partner at TPG Capital; Gary Morin, former executive vice president and chief financial officer, Lexmark; Godfrey Sullivan, president and chief executive officer, Splunk; and Mark Templeton, president and chief executive officer, Citrix.

About Citrix

Citrix (NASDAQ:CTXS) is the cloud computing company that enables mobile workstyles – empowering people to work and collaborate from anywhere, accessing apps and data on any of the latest devices, as easily as they would in their own office – simply and securely. Citrix cloud computing solutions help IT and service providers build both private and public clouds – leveraging virtualization and networking technologies to deliver high-performance, elastic and cost-effective services for mobile workstyles. With market leading solutions for mobility, desktop virtualization, cloud networking, cloud platforms, collaboration, and data sharing, Citrix helps organizations of all sizes achieve the kind of speed and agility necessary to succeed in an increasingly mobile and dynamic world. Citrix products are in use at more than 260,000 organizations and by over 100 million users globally. Annual revenue in 2012 was $2.59 billion.

For Citrix Investors

This release contains forward-looking statements which are made pursuant to the safe harbor provisions of Section 27A of the Securities Act of 1933 and of Section 21E of the Securities Exchange Act of 1934. The forward-looking statements in this release do not constitute guarantees of future performance. Those statements involve a number of factors that could cause actual results to differ materially, including risks associated with the impact of the global economy and uncertainty in the IT spending environment, revenue growth and recognition of revenue, products and services, their development and distribution, product demand and pipeline, economic and competitive factors, the Company's key strategic relationships, acquisition and related integration risks as well as other risks detailed in the Company's filings with the Securities and Exchange Commission. Citrix assumes no obligation to update any forward-looking information contained in this press release or with respect to the announcements described herein.

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www.citrix.com.

CONTACT:
Citrix Systems, Inc.
For media inquiries, contact:
Eric Armstrong, (954) 267-2977
eric.armstrong@citrix.com
or
For investor inquiries, contact:
Eduardo Fleites, (954) 229-5778
eduardo.fleites@citrix.com